UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2021

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Brickell Key Drive, Suite 300, Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

(888) 798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PIXY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On August 31, 2021, ShiftPixy, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a large institutional investor (the “Purchaser”) pursuant to which the Company agreed to sell to the Purchaser an aggregate of (i) 2,850,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), together with warrants (the “Common Warrants”) to purchase up to 2,850,000 shares of Common Stock, and (ii) 4,673,511 pre-funded warrants (the “Pre-funded Warrants” and, together with the Common Warrants, the “Warrants”) with each Pre-funded Warrant exercisable for one share of Common Stock, together with Common Warrants to purchase up to 4,673,511 shares of Common Stock (collectively, the “Offering”). Each share of Common Stock and accompanying Common Warrant are being sold together at a combined offering price of $1.595, and each Pre-funded Warrant and accompanying Common Warrant are being sold together at a combined offering price of $1.5949. The Pre-funded Warrants will be immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The Common Warrants will have an exercise price of $1.595 per share, will be exercisable upon issuance and will expire five years from the date of an effective registration statement covering the shares underlying the Common Warrants. The gross proceeds to the Company from the Offering are expected to be approximately $12 million. The Offering is expected to close on or about September 3, 2021, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Purchase Agreement requires the Company to file a registration statement with the U.S. Securities and Exchange Commission (the “Commission”) to register the resale by the Purchaser of the Shares and the shares issuable upon exercise of the Warrants (the “Warrant Shares”) as soon as practicable, and in any event, no more than fifteen (15) days after the date of closing.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D under the Securities Act. The Shares, the Warrants, and the Warrant Shares being sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Commission or an applicable exemption from the registration requirements. The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. The Warrants are not and will not be listed for trading on any national securities exchange.

Placement Agent Agreement

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the exclusive placement agent in connection with the Offering pursuant to the terms of a placement agent agreement, dated August 31, 2021, between the Company and the Placement Agent (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the Offering. In addition to the cash fee, the Company agreed to issue to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of Shares and shares of Common Stock issuable upon exercise of the Pre-funded Warrants sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall be exercisable for a period commencing six months from issuance and expiring four years from the effectiveness of a registration statement for the resale of the underlying shares, and shall have an initial exercise price of $1.7545 per share.

The foregoing descriptions of the Purchase Agreement, the Placement Agent Agreement, the Common Warrant and the Pre-funded Warrant are not complete and are qualified in their entireties by reference to the full text of the forms of Purchase Agreement, Placement Agent Agreement, Common Warrant and Pre-funded Warrant, copies of which are attached to this this Current Report on Form 8-K as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this this Current Report on Form 8-K regarding the Offering are incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On September 1, 2021, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
4.1	Form of Warrant
4.2	Form of Pre-funded Warrant
10.1	Form of Securities Purchase Agreement
10.2	Placement Agent Agreement, dated August 31, 2021, by and between ShiftPixy, Inc. and A.G.P./Alliance Global Partners
99.1	Press Release dated September 1, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: September 1, 2021	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer and Director